UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 9, 2013

BALL CORPORATION

(Exact name of Registrant as Specified in Charter)

Indiana	001-07349	35-0160610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, Colorado	80021-2510
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code   (303) 469-3131

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On May 9, 2013, Ball Corporation (the “Company”) entered into an underwriting agreement, dated May 9, 2013 (the “Underwriting Agreement”), among the Company, the subsidiary guarantors (the “Guarantors”) and Deutsche Bank Securities Inc., as representative of the several underwriters named therein (the “Underwriters”), in connection with the Company’s previously announced underwritten public offering of $1,000,000,000 in aggregate principal amount of 4% Senior Notes due 2023 (the “2023 Notes”). The 2023 Notes were offered and sold under a prospectus, dated May 9, 2013, within the Company’s shelf registration statement on Form S-3 (Registration No. 333-179639).  The 2023 Notes, which will be issued at a price equal to 100% of the principal amount thereof, will be fully and unconditionally guaranteed on an unsecured senior basis by certain of the Company’s current domestic subsidiaries (and will be guaranteed by certain of its future domestic subsidiaries), other than certain excluded subsidiaries. The 2023 Notes will not be guaranteed by any of the Company’s foreign subsidiaries.  The 2023 Notes will be issued pursuant to a supplemental indenture to be entered into among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee.  The closing of the issuance and sale of the 2023 Notes is expected to be on or around May 16, 2013.

The Underwriting Agreement includes customary representations, warranties, covenants and closing conditions. It also provides for customary indemnification by each of the Company, the Guarantors and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The Company intends to use a portion of the net proceeds from the offering to pay the consideration in connection with its previously announced tender offer, to repay borrowings under its revolving credit facilities, to repay borrowings under its Term A loan facility and the balance, if any, for general corporate purposes, which may include potential investments in strategic alliances and acquisitions, the refinancing or repayment of debt, working capital, share repurchases, pension contributions or capital expenditures.  Assuming that all of the 2016 Notes are repurchased in the Tender Offer at a purchase price equal to $1,053.22 per $1,000 principal amount of 2016 Notes accepted for purchase and the payment of accrued and unpaid interest on the 2016 Notes of approximately $6 million, the net proceeds from this offering will be used to repurchase the 2016 Notes, approximately $459 million will be used to repay borrowings under its revolving credit facilities, and approximately $125 million will be used to repay borrowings under its Term A loan facility.

An affiliate of Deutsche Bank Securities Inc. is the administrative agent and collateral agent under the Company’s existing senior secured credit facilities, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Goldman, Sachs & Co. and Barclays Capital Inc., or their affiliates, are a joint lead arranger and joint bookrunner under these credit facilities. Affiliates of each of the Underwriters are lenders under these credit facilities, and certain of the Underwriters or their affiliates have other lending or credit arrangements with the Company, including the accounts receivable securitization facility and accounts receivable factoring program. The Company has also entered into certain derivative hedging transactions with some of the Underwriters. Deutsche Bank Securities Inc., one of the joint bookrunning managers for the offering, is also acting as the dealer manager and solicitation agent in connection with the Tender Offer. Because the proceeds will be used to repay the 2016 Notes, to repay borrowings under the Company’s revolving credit facilities, and to repay borrowings under the Company’s Term A loan facility, the Underwriters or their affiliates may receive their pro rata portion of proceeds from the offering to the extent that the Underwriters or their affiliates hold any of the Company’s existing 2016 Notes and tender such notes in the Tender Offer or are lenders under the Company’s revolving credit facilities or Term A loan facility. In addition, J.P. Morgan Securities LLC and its affiliates beneficially own in excess of 5% of the Company’s outstanding equity securities, almost all of which is held in a fiduciary capacity for the benefit of others.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Item 9.01.                                        Financial Statements and Exhibits.

The agreement included as an Exhibit to this Current Report on Form 8-K contains representations and warranties by each of the parties to the agreement. These representations and warranties were made solely for the benefit of the other parties to the agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2013	BALL CORPORATION

	By:	/s/ Charles E. Baker
	Name:	Charles E. Baker
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 9, 2013.